Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Laird Superfood, Inc. (Form S-3, No. 333-261033, and Form S-8, No. 333-248985) of our report dated March 8, 2022, relating to the consolidated financial statements of Laird Superfood, Inc, appearing in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Moss Adams LLP

Portland, Oregon

March 8, 2022